BARON CAPITAL MANAGEMENT, INC.

                                   BAMCO, Inc.

                       PROXY VOTING POLICY AND PROCEDURES

                             effective July 30. 2003



POLICY STATEMENT
----------------

Introduction  Baron Capital Management, Inc. and BAMCO, Inc. (the "Adviser" or
------------
"Advisers") are adopting these proxy voting policies and procedures (the "Policies and Procedures") in order to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended and its associated record-keeping requirements.

The Policies and Procedures apply to those client accounts (i) that contain voting securities; and (ii) for which an Adviser has authority to vote client proxies. The Policies and Procedures will be reviewed and, as necessary, updated periodically to address new or revised proxy voting issues. Other, similar rights such as consent rights shall be evaluated on a case by case basis.

Pursuant to the Policies and Procedures and its fiduciary duties, each Adviser will vote client proxies as part of its authority to manage, acquire and dispose of account assets. When voting proxies for client accounts, the Adviser's primary objective is to make voting decisions solely in the best interests of clients and beneficiaries and participants of benefits plans for which we manage assets. In fulfilling its obligations to clients, the Adviser will act in a manner deemed to be prudent and diligent and which is intended to enhance the economic value of the underlying securities held in client accounts. In certain situations, a client or its fiduciary may provide the Adviser with a statement of proxy voting policy. In these situations, the Adviser seeks to comply with such policy to the extent it would not be inconsistent with applicable regulation or the fiduciary responsibility of the Adviser.

Duty to Vote Proxies - The Adviser acknowledges that it is part of its fiduciary
--------------------
duty to its clients to vote client proxies, except in cases in which the cost of doing so, in the opinion of the Adviser, would exceed the expected benefits to the client. This may be particularly true in the case of non-U.S. securities. While the proxy voting process is well established in the United States and other developed markets with a number of tools and services available to assist an investment manager, voting proxies of non-US companies located in certain jurisdictions, particularly emerging markets, may involve a number of logistical problems that may have a detrimental effect on the Adviser's ability to vote such proxies.

The logistical problems include, but are not limited to: (i) proxy statements and ballots being written in a language other than English, (ii) untimely and/or inadequate notice of shareholder meetings, (iii) restrictions on the ability of holders outside the issuer's jurisdiction of organization to exercise votes,
(iv) requirements to vote proxies in person, (v) the imposition of restrictions on the sale of the securities for a period of time in proximity to the shareholder meeting, and (vi) requirements to provide local agents with power of attorney to facilitate the Adviser's voting instructions. Accordingly, the Adviser may conduct a cost-benefit analysis in determining whether to attempt to vote its clients' shares at a non-US company's meeting, whereby if it is determined that the cost associated with the attempt to exercise its vote outweighs the benefit the Adviser believes its clients will derive by voting on the company's proposal, the Adviser may decide not to attempt to vote at the meeting.

Material  Conflicts - The  Adviser  will vote its  clients'  proxies in the best
-------------------
interests of its clients and not its own. In voting client proxies, the Adviser will avoid material conflicts of interests between the interests of the Adviser and its affiliates on the one hand and the interests of its clients on the other. The Adviser recognizes that it may have a material conflict of interest in voting a client proxy where (i) it manages assets, administers employee benefit plans, or provides brokerage, underwriting or insurance to companies whose management is soliciting proxies; (ii) it manages money for an employee group that is the proponent of a proxy proposal; (iii) has a personal relationship with participants in a proxy solicitation or a director or candidate for director; or (iv) it otherwise has a personal interest in the outcome in a particular matter before shareholders. Notwithstanding the above categories, the Adviser understands that the determination of whether a "material conflict" exists depends on all of the facts and circumstances of the particular situation. The Adviser acknowledges the existence of a relationship of the type discussed above, even in the absence of any active efforts to solicit the investment adviser with respect to a proxy vote, is sufficient for a material conflict to exist.


GENERAL PROXY VOTING GUIDELINES
-------------------------------

It is the policy of the Adviser in voting proxies to consider and vote each proposal with the objective of maximizing long-term investment returns for its clients. To ensure consistency in voting proxies on behalf of its clients, the Adviser utilizes the proxy voting guidelines (the "Proxy Voting Guidelines") set forth below. These guidelines address a broad range of issues, including board size and composition, executive compensation, anti-takeover proposals, capital structure proposals and social responsibility issues.



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

I.   MANAGEMENT PROPOSALS:
     ---------------------

     A. The following management sponsored proposals are often voted in support of management.

          1.   Approval of financial statements, director and auditor reports
          2.   Election of Directors
          3. Limiting Directors' liability and broadening indemnification of Directors
          4. Requirement that a certain percentage (up to 66 2/3%) of its Board's members be comprised of independent and unaffiliated Directors
          5. Requirement that members of the company's compensation, nominating and audit committees be comprised of independent or unaffiliated Directors
          6. Recommendations to set retirement ages or require specific levels of stock ownership by Directors
          7.   General updating/corrective amendments to the charter
          8.   Elimination of cumulative voting
          9.   Elimination of preemptive rights
          10. Provisions for confidential voting and independent tabulation of voting results
          11. Proposals related to the conduct of the annual meeting except those proposals which relate to the "transaction of such other business which may come before the meeting"
          12. Capitalization changes which eliminate other classes of stock and voting rights
          13. Proposals to increase the authorization of existing classes of stock if: (i) a clear and legitimate business purpose is stated;
               (ii) the number of shares requested is reasonable in relation to the purpose for which authorization is requested; and (iii) the authorization does not exceed 5% of shares currently authorized and at least 20% of the new authorization will be outstanding
          14. Proposals for share repurchase plans, unless it appears that a repurchase plan lacks a bona fide business purpose
          15. Proposals to effect stock splits unless such a split would be contrary to shareholders' best interests
          16. Proposals to effect reverse stock splits if management proportionately reduces the authorized share amount set forth in the corporate charter. Reverse stock splits that do not adjust proportionately to the authorized share amount will generally be approved if the resulting increase in authorized shares coincides with the proxy guidelines set forth above for common stock increases
          17. Director fees unless the amounts are excessive relative to other companies in the country or industry
          18. Employee stock purchase plans that permit discounts up to 15%, but only for grants that are part of a broad based employee plan, including all non-executive employees
          19. Establishment of Employee Stock Option Plans and other employee ownership plans
          20. Modify or rescind existing supermajority vote requirements to amend the charters or bylaws
          21.  Adoption of anti-greenmail  provisions provided that the proposal
               (a) defines greenmail, (b) prohibits buyback offers to large block holders not made to all shareholders or not approved by disinterested shareholders, and (c) contains no anti-takeover measures or other provisions restricting the rights of shareholders.

     B. The following proposals are often voted against, notwithstanding management support:
          1. Capitalization changes which add classes of stock which substantially dilute the voting interests of existing shareholders
          2. Proposals to increase the authorized number of shares of existing classes of stock which carry preemptive rights or super voting rights
          3.   Creation of blank check preferred stock
          4. Changes in capitalization by 2% or more where management does not offer an appropriate rationale or where it is contrary to the best interests of existing shareholders
          5. Compensation proposals that allow for discounted stock options which have not been offered to employees in general
          6. Executive compensation plans that are excessive relative to other companies in the industry
          7. Change-in-control provisions in non-salary compensation plans, employment contracts, and severance agreements that benefit management and would be costly to shareholders if triggered
          8. Anti-takeover and related provision that serve to prevent the majority of shareholders from exercising their rights or effectively deter the appropriate tender offers and other offers
          9. Shareholders rights plans which allow appropriate offers to shareholders to be blocked by the board or trigger provisions which prevent legitimate offers from proceeding

          10.  Amendments   to  bylaws  that  would   require  a   supermajority
               shareholder vote to pass or repeal certain provisions
          11.  Proposals to indemnify auditors

     C. The following types of proposals are often voted on a case-by-case basis:
          1. Mergers, acquisitions and other special corporate transactions (i.e., takeovers, spin-offs, sales of assets, reorganizations, restructurings and recapitalizations)
          2. Executive/Director stock option plans. Generally, the stock option plans should meet the following criteria: (i) the stock option plan should be incentive based; (ii) should be no more than 5% of the issued capital at the time of approval
          3.   Proposals requiring shareholder ratification of poison pills
          4. Proposals to create a new class of preferred stock or for issuances of preferred stock up to 5% of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders
          5. Proposals to reduce the number of authorized shares of common or preferred stock, or to eliminate classes of preferred stock, provided such proposals have a legitimate business purpose
          6. Proposals to change covenants or other terms in connection with financings or debt issuances
          7. Proposals to amend terms of shareholder rights agreements or similar documents which will affect the rights of a client

II.  SHAREHOLDER PROPOSALS:
     ----------------------

     A.   The following shareholder proposals are often supported:
          1.   Requiring Auditors to attend the annual meeting of shareholders
          2.   Requirement   that   members  of  the   company's   compensation,
               nominating and audit committees be comprised of independent or unaffiliated Directors
          3.   Prohibit payment of greenmail

     B.   The  following   shareholder  proposals  are  often  determined  on  a
          case-by-case basis:
          1.   Proposals which limit tenure of Directors
          2.   Proposals to limit golden parachutes
          3.   Proposals requiring Directors to own large amounts of stock to be eligible for election
          4.   Restoring cumulative voting in the election of Directors

          5. Requirement that a certain percentage of its Board's members be comprised of independent and unaffiliated Directors
          6. Proposals which request or require disclosure of executive compensation in addition to the disclosure required by the Securities and Exchange Commission ("SEC") regulations
          7.   Proposals   which  limit   retirement   benefits   or   executive
               compensation
          8.   Requiring shareholder approval for Bylaw or charter amendments
          9. Requiring shareholder approval for shareholder rights plan or poison pill
          10.  Requiring shareholder approval of golden parachutes
          11.  Confidential voting
          12.  Elimination of certain anti-takeover related provisions
          13.  Reduction or elimination of supermajority vote requirements



     C.   The following shareholder proposals are often not supported:

          1. Requirements that the issuer prepare reports which are costly to provide or which would require duplicative efforts or expenditures which are of a non-business nature or would provide no pertinent information from the perspective of institutional shareholders
          2. Restrictions related to social, political or special interest issues that impact the ability of the company to do business or be competitive and which have a significant financial or best interest impact to the shareholders
          3. Proposals that require inappropriate endorsements or corporate actions.


ADMINISTRATION OF PROXY POLICIES AND PROCEDURES

I.   Proxy Review Committee
     ----------------------
     A. The Adviser's Proxy Review Committee (the "Committee") is responsible for creating and implementing the Policies and Procedures and, in that regard, has adopted the general principles and guidelines set forth above in Sections I and II. Among other things, the Committee is responsible for the following:
          1. The Committee shall establish and review these Policies and Procedures and determine how the Adviser will vote proxies on an ongoing basis.

          2. The Committee shall have the authority to amend and change the Policies and Procedures and designate voting positions consistent with the objective of maximizing long-term investment returns for the Adviser's clients.
          3.   The  Committee  shall meet as needed to oversee  and  address all questions relating to the Adviser's Policies and Procedures, including: (1) general review of proposals being put forth at shareholder meetings of portfolio companies; (2) adopting changes in the Policies and Procedures; (3) determining whether voting on matters in the manner favored by the Adviser are "material" conflicts of interests within the meaning of Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended; (4) determining how to vote matters for which specific direction has not been provided the Proxy Voting Guidelines (i.e. "case by case"
               matters) or are otherwise not covered by the Proxy Voting Guidelines (collectively, "Discretionary Proposals"); (5) determining whether to override the Proxy Voting Guidelines with respect to any proxy vote; and (6) designating a compliance officer (the "Compliance Officer") to implement the Operating Procedures set forth in Part D of this Section III.
          4. The Committee will periodically review the Proxy Voting Guidelines to determine if they are current and consistent with the Adviser's policy and will make appropriate changes as needed.

II.  OPERATING PROCEDURES
     --------------------

     A. The following operating procedures are intended to ensure that the Adviser satisfies its proxy voting obligations:
          1. The legal department will review all new client accounts to determine whether (i) the account contains voting securities and
               (ii) the client has delegated proxy voting authorization to the Adviser in the investment Advisory agreement or (iii) the client has otherwise provided specific voting instructions. Any questions regarding whether or not a security is a "voting" security or whether voting authority has been delegated by a client will be directed to the legal department.
          2. The designated proxy reviewer, as supervised by the legal department, will receive proxy materials and ballots and reconcile these materials with holdings in client accounts as they occur.
          3. The designated proxy reviewer will compile and review the matters to be voted on, and determine: (i) which matters are to be voted in accordance with the Proxy Voting Guidelines (a "Pre-Determined Matter"); and (ii) which matters are Discretionary Matters and
               (iii) which matters are to be voted pursuant to the instructions of clients

               (a "Directed Matter"). Any questions regarding whether a matter is a Pre-Determined Matter, a Discretionary Matter or a Directed Matter will be directed to the legal department.
          4. For all Discretionary Matters, the designated proxy reviewer, as supervised by the legal department, shall screen the matter and make a preliminary determination regarding whether the matter presents a potential material conflict of interest between the interests of the Adviser and its affiliates on the one hand and the Adviser's client on the other. In order to determine whether a Discretionary Matter poses a potential material conflict of interest, the designated proxy reviewer shall compile and maintain a list of the following as applicable. This list, shall be update dat least quarterly, shall be known as the "Master Conflicts List."
               a. all issuers for which the Adviser or its affiliates manages assets;
               b. all issuers for which the Adviser or its affiliates manages employee benefit plans;
               c. any issuer for which the Adviser or its affiliates is soliciting the provision of services enumerated in (a) and
                    (b);
               d. any other issuer with which the Adviser or its affiliates or its senior officers has a material business relationship; and
               e.   any employee group for which the Adviser manages money;

          5. The designated proxy reviewer, as supervised by the legal department, shall screen the issuer, employee group or any other material related party ("Material Parties") involved in the Discretionary Matter against the Master Conflicts List and develop a list of potential conflicts ("Potential Conflicts List").

          6. For each Discretionary Matter, the designated proxy reviewer, as supervised by the legal department, shall solicit written reports from portfolio managers, investment personnel, analysts and other employees of the Adviser who may have an investment or other professional interest in the Discretionary Matter. The designated proxy reviewer shall compile these reports in an "Advisory Report."

          7. The designated proxy reviewer shall present each meeting of the Committee with: (i) a list of all Pre-Determined Matters to be voted in accordance with the Proxy Voting Guidelines; (ii) a list of all Discretionary Matters; (iii) a list of all Directed Matters to be voted in accordance with client instructions (iv) the Potential Conflicts List; and (v) any Advisory Reports.

          8. The Committee shall meet at least quarterly. The Committee shall review and approve the list of Pre-Determined Matters to be voted in accordance with the Proxy Voting Guidelines and the list of all Directed Matters to be voted in accordance with client instructions. For each Discretionary Matter presented, the Committee will determine: (i) the manner in which to vote on the proxy and, (ii) whether the manner in which the Committee has determined to vote the proxy would, under the facts and circumstances, create a material conflict of interest between the interests of the Adviser and its affiliates on the one hand and the Adviser's clients on the other. In making the finding required in (ii) above, the Committee shall consider the Potential Conflicts List and any other material relationship known to the Committee between the Adviser and its affiliates and the Material Parties. The Committee may act by consent.

          9. If the Proxy Review Committee determines that with respect to any Discretionary Matter that a material conflict of interest exists in voting the Discretionary Matter in the manner favored by the Committee, the Committee shall direct the legal department to obtain the informed written consent of the affected client (or clients) to the Committee's favored vote. If obtaining such consent from any client is impracticable or undesirable, the Adviser shall vote the client's proxy in accordance with the published recommendation of Institutional Shareholder Services ("ISS") or shall appoint an independent third party to vote.

          10. If any portfolio manager, investment person, or any other employee of the Adviser wishes to vote a proxy with respect to a Pre- Determined Matter in a manner other than that set forth in the Proxy Voting Guidelines (an "Override Matter"), such person shall contact the legal department. The legal department shall screen the Override Matter against the Master List and include the results on the Potential Conflicts List. The legal department shall also solicit an Advisory Report for presentation to the Committee. The Override Matter shall be presented at the next meeting of the Committee for a determination of: (i) whether the matter should be voted in a manner other than as specified in the Proxy Voting Guidelines; and (ii) whether the manner in which the Committee has determined to vote the proxy would constitute a material conflict of interest. If the Committee determines that a material conflict of interest exists with respect to voting the

               Override Matter in the manner it favors, the Committee shall direct the legal department to either: (i) vote the Override Matter in the manner originally prescribed by the Proxy Voting Guidelines; or (ii) obtain the informed written consent of the affected client (or clients) to the Committee's favored vote.

          11.  Directed   Matters   will  be  voted  in   accordance   with  the
               instructions of the client.

          12. The designated proxy reviewer, as supervised by the legal department, will ensure that all proxies are voted in accordance with these Procedures and Policies.

          13. The functions described hereunder may be delegated to a third party proxy voting or other service provider.

          14. All decisions of the Committee, including all determinations regarding whether or not a material conflict of interest existed with respect to a Discretionary or Override Matter and the basis for such determination, shall be documented in writing and maintained for a period of at least 6 years.

III. CLIENT DISCLOSURE POLICIES
     --------------------------

     BCM will disclose the Policies and Procedures to its clients. BCM's disclosure will consist of a "concise summary" of its proxy voting policies and procedures. This disclosure will also tell clients how to get a complete copy of the Adviser's policies and procedures. The proxy voting disclosure will be provided to existing clients with their first quarterly account statement after June 30, 2003. The Adviser's proxy voting disclosure will be provided to new clients in the Adviser's "brochure" or Part II to its Form ADV which will be delivered with a letter identifying the presence of the disclosure. The legal department will provide any client, upon written request, with a tabulation of how such client's proxies were voted by the Adviser.

     For BAMCO, Form N-PX will be filed with the SEC no later than August 31 for the year ended June 30 by the legal department. The Funds will also include in their semi- annual and annual reports to shareholders a statement that the Funds' proxy voting record for the most recent twelve-month period ending June 30 is available on or through the Funds' website and on the SEC's website. Such information will be posted to the website as soon as reasonably practicable after the filing with the SEC.



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

IV.  RECORDKEEPING
     -------------

     Rule 204-2 under the Advisers Act, as amended, requires that the Adviser retain (i) its proxy voting policies and procedures; (ii) proxy statements received regarding client securities; (iii) records of votes it cast on behalf of clients; (iv) records of client requests for proxy voting information, and
(v) any documents prepared by the investment adviser that were material to making a decision how to vote, or that memorialized the basis for the decision. The Adviser will keep all written requests from clients and any written response from the Adviser (to either a written or an oral request). The Adviser may rely on proxy statements filed on the SEC's EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by the Adviser that are maintained with a third party such as a proxy voting service, provided that the Adviser has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.

V.   ADMINISTRATION OF PROXY POLICIES AND PROCEDURES
     -----------------------------------------------

     A. Proxy Review Committee The Adviser's Proxy Review Committee (the "Committee") is responsible for creating and implementing the Policies and Procedures and, in that regard, has adopted the general principles and guidelines set forth above in Sections I and II. Among other things, the Committee is responsible for the following:

          1. The Committee shall establish and review these Policies and Procedures and determine how the Adviser will vote proxies on an ongoing basis.

          2. The Committee shall have the authority to amend and change the Policies and Procedures and designate voting positions consistent with the objective of maximizing long-term investment returns for the Adviser's clients.

          3. The Committee shall meet as needed to oversee and address all questions relating to the Adviser's Policies and Procedures, including: (1) general review of proposals being put forth at shareholder meetings of portfolio companies; (2) adopting changes in the Policies and Procedures; (3) determining whether voting on matters in the manner favored by the Adviser are "material" conflicts of interests within the meaning of Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended; (4) determining how to vote matters for which specific direction has not been provided the Proxy Voting Guidelines (i.e. "case by case" matters) or are otherwise not covered by the Proxy Voting Guidelines (collectively, "Discretionary Proposals"); (5) determining whether to override the Proxy Voting Guidelines with respect to any proxy vote; and (6) designating a compliance officer (the "Compliance Officer") to implement the Operating Procedures set forth in Part D of this Section III.

          4. The Committee will periodically review the Proxy Voting Guidelines to determine if they are current and consistent with the Adviser's policy and will make appropriate changes as needed.




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